Lloyd I. Miller, III
4550 Gordon Drive
Naples, Florida 34102
Telephone: (239) 262-8577
Telecopier: (239) 262-8025
May 7, 2008
Gencor Industries, Inc..
5201 North Orange Blossom Trail
Orlando, Florida 32810
Attention: Corporate Secretary
Dear Sir or Madam:
I hereby resign as a member of the Board of Directors of Gencor Industries, Inc. effective May 7, 2008.

Sincerely,
/s/ Lloyd I. Miller, III